    As filed with the Securities and Exchange Commission on August 14,1997
                                                 Registration No. 33-_____

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C.  20549

                           -------------------------

                                    FORM S-3
             Registration Statement Under The Securities Act of 1933

                           CONSOLIDATED PRODUCTS, INC.
             (Exact name of registrant as specified in its charter)

                  INDIANA                                    37-0684070
        (State or other jurisdiction                      (I.R.S. Employer
     of incorporation or organization)                   Identification No.)

           500 CENTURY BUILDING                MARY HALL MUELLER, VICE PRESIDENT
       36 SOUTH PENNSYLVANIA STREET                   AND GENERAL COUNSEL
        INDIANAPOLIS, INDIANA  46204               CONSOLIDATED PRODUCTS, INC.
              (317) 633-4100                          500 CENTURY BUILDING
(Address, including zip code and telephone        36 SOUTH PENNSYLVANIA STREET
number, including area code, of registrant's      INDIANAPOLIS, INDIANA 46204
     principal executive offices)                       (317) 633-4100
                                             (Name, address, including zip code,
                                                and telephone number, including
                                                area code of agent for service)

                                   Copies to:

                                 Berkley W. Duck
                            Ice Miller Donadio & Ryan
                         One American Square, Box 82001
                        Indianapolis, Indiana 46282-0002

              Approximate date of commencement of proposed sale
                        of the securities to the public:
                   As determined by the selling shareholders

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

     If the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered in connection with dividend or reinvestment plans, check the following box. /X/

                         CALCULATION OF REGISTRATION FEE

 Title of Each                        Proposed           Proposed
   Class Of          Amount            Maximum            Maximum          Amount of
Securities To Be     To Be            Offering           Aggregate        Registration
  Registered       Registered     Price Per Unit(1)   Offering Price(1)        Fee
------------------------------------------------------------------------------------
Common Stock       45,097 Shares  $17.2188            $776.516            $235.28
$.50 stated value

-----------
(1) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933, based upon the average of the high and low sale price of the Company's stock on August 8, 1997.

The Index to Exhibits is located on page 11 in the sequential number system. Total number of pages 14.

                       CROSS REFERENCE SHEET

            Between Items in Form S-3 and the Prospectus
              Pursuant to Regulation S-K, Item 501(b)

Item No.                                                              Prospectus Caption
--------                                                              ------------------
1.   Forepart of the Registration Statement and Outside Front
     Cover Page of Prospectus......................................   Cover Page

2.   Inside Front and Outside Back Cover Pages of Prospectus.......   Not Applicable

3.   Summary Information, Risk Factors and Ratio of Earnings to
     Fixed Charges.................................................   The Company

4.   Use of Proceeds...............................................   Use of Proceeds

5.   Determination of Offering Price...............................   Not Applicable

6.   Dilution......................................................   Not Applicable

7.   Selling Security Holders......................................   Selling Shareholders

8.   Plan of Distribution..........................................   Plan of Distribution

9.   Description of Securities to be Registered....................   Not Applicable

10   Interests of Named Experts and Counsel........................   Legal Matters

11.  Material Changes..............................................   Not Applicable

12.  Incorporation of Certain Information by Reference.............   Documents Incorporated
                                                                      by Reference

13.  Disclosure of Commission Position on Indemnification for
     Securities Act Liabilities....................................   Not Applicable

                                   PROSPECTUS

                          45,097 SHARES OF COMMON STOCK

                           CONSOLIDATED PRODUCTS, INC.


     This Prospectus relates to the public offering by one or more of the current directors of Consolidated Products, Inc., an Indiana corporation (the "Company"), including Alva T. Bonda, Neal Gilliatt, Charles E. Lanham, J. Fred Risk, James Williamson, Jr., and a former director of the Company's subsidiary corporation, Steak n Shake, Inc., Robert P. Cronin (hereinafter collectively referred to as the "Directors") of up to an aggregate of 45,097 Shares of Common Stock (the "Shares") of Consolidated Products, Inc., an Indiana corporation (the "Company"). The Shares have been issued to the Directors pursuant to the exercise of options granted under the Company's 1991 Nonemployee Director Stock Option Plan (the "Plan"). None of the proceeds from the sale of the Shares will be received by the Company. The Common Stock of the Company is traded on the New York Stock Exchange under the symbol "COP".

          THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE
          COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
          PROSPECTUS.  ANY REPRESENTATION TO THE CONTRARY IS A
          CRIMINAL OFFENSE.

     Any Shares may be sold by the Directors from time to time in transactions effected by or through brokers at prevailing market prices. On August 8, 1997, the last sale price of the Common Stock as reported on the New York Stock Exchange was $17.375 per share.

     The expenses incident to the preparation and filing of the registration statement of which this Prospectus is a part have been paid by the Company. All other expenses associated with the offer and sale of the Shares, including brokers' fees, selling commissions and placement fees, if any, will be paid by the individual Directors. As of the date of this Prospectus, none of the Directors has any agreement with any broker or dealer with respect to the sale of the Shares.






This date of this Prospectus is August 14, 1997.

                              AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities and Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549; and its regional offices located at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60621-2511; and 75 Park Place, New York, New York 10007. Copies of such material can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Such reports, proxy statements and other information filed on or after November 19, 1996, may also be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York.

     The Company has filed with the Commission a Registration Statement on Form S-3 under the Securities Act of 1933, as amended, with respect to the Shares offered hereby (the "Registration Statement"). This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits thereto. Certain items were omitted in accordance with the rules and regulations of the Commission. For further information regarding the Company and the Shares offered by this Prospectus, reference is made to the Registration Statement, including all amendments thereto and the schedules and exhibits filed as part thereof.



                       DOCUMENTS INCORPORATED BY REFERENCE

     The following documents are incorporated by reference in the registration statement:

          (a)  The registrant's latest annual report on Form 10-K,

          (b) All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the annual report referred to in (a) above; and

          (c) The description of the registrant's Common Stock contained in the registrant's registration statement filed under Section 12 of the Securities Act of 1933, on May 21, 1997, including any amendments or reports filed for the purpose of updating such description.

     All documents subsequently filed by the registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

     Any person receiving a copy of this Prospectus may obtain without charge, upon written or oral request, a copy of any of the documents incorporated by reference herein (not including exhibits to such documents unless such exhibits are specifically incorporated by reference in the information that this Prospectus incorporates). Requests for such copies should be directed to Mary
H. Mueller, Associate Secretary, Consolidated Products, Inc., 500 Century Building, 36 South Pennsylvania Street, Indianapolis, Indiana 46204; telephone number (317) 633-4100.

     NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING MADE HEREBY AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO PURCHASE, ANY SECURITIES IN ANY JURISDICTION IN WHICH, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY DISTRIBUTION OF THE SHARES MADE HEREIN SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY INFERENCE THAT THERE HAS NOT BEEN ANY CHANGE IN THE INFORMATION OF THE COMPANY SINCE THE DATE HEREOF.


                                   THE COMPANY

     The Company is engaged in operating 245 Steak n Shake -Registered Trademark- restaurants, including 53 franchised units, primarily in the Midwest and Southeast, serving the mid-scale, casual dining segment of the restaurant industry. The Company also operates 11 theme restaurants located in Indiana and Illinois, primarily under the concept name Colorado Steakhouse. -TM- The principal executive offices of the Company are located at 500 Century Building, 36 South Pennsylvania Street, Indianapolis, Indiana 46204. The Company's telephone numbers is (317) 633-4100.

                                 USE OF PROCEEDS

     The Shares of the Company being offered hereby were issued by the Company to the Directors pursuant to their exercise of stock options granted under the Plan. The Plan was approved by shareholders at the Annual Meeting of Shareholders held February 18, 1992. The Shares issued to the Directors pursuant to the Plan had an exercise price of $3.03 per share. The Company will receive none of the proceeds from the sale of the Shares being offered. All proceeds from the sales will be paid to the individual Directors.


                              SELLING SHAREHOLDERS

     The following table sets forth certain information with respect to the Directors as of the effective date of this Prospectus. All of the individuals listed below are currently Directors of the Company except for Robert P. Cronin, who resigned as a director of the Company's subsidiary, Steak n Shake, Inc. on January 7, 1997. Since the Directors may sell all or some of the Shares, or other shares held by them, no accurate estimate can be made of the aggregate amount of the Shares which will be owned by each Director upon completion of the offering to which this Prospectus relates.

                                                             Percentage Owned
                               Common         Common Shares    After Sale Of All
                               Shares          Registered      Shares Registered
Name                           Owned            Hereunder          Hereunder
----                           ------         -------------    -----------------
Alva T. Bonda               1,739,564 (1)(2)      8,053              10.5%
Neal Gilliatt                  25,517 (3)         8,053                *
Charles E. Lanham             275,753 (4)         8,053               1.7%
J. Fred Risk                   99,355 (5)         8,053                *
James Williamson, Jr.       1,638,963 (1)(6)      8,053               9.9%
Robert P. Cronin                N/A               4,832
-------------
* Less than 1%

Notes To Table:

     (1) Includes 1,419,106 shares owned of record and beneficially by Kelley & Partners, Ltd., of which Messrs. Bonda and Williamson are General Partners.

     (2) Includes 11,961 shares which may be acquired pursuant to stock options exercisable within 60 days. Also includes 96,984 shares owned of record by Mr. Bonda as executor of his wife's estate.

     (3) Includes 6,105 shares which may be acquired pursuant to stock options exercisable within 60 days by Mr. Gilliatt. Also includes 2,928 shares owned of record and beneficially by Mr. Gilliatt's wife, with respect to which he disclaims beneficial ownership.

     (4) Includes 11,961 shares which may be acquired pursuant to stock options exercisable within 60 days. Also includes 6,359 shares owned of record and beneficially by Mr. Lanham's wife, with respect to which he disclaims beneficial ownership.

     (5) Includes 7,569 shares which may be acquired pursuant to stock options exercisable within 60 days. Also includes 3,762 shares owned of record and beneficially by Mr. Risk's wife, with respect to which he disclaims beneficial ownership.

     (6) Includes 11,961 shares which may be acquired pursuant to stock options exercisable within 60 days. Also includes 11,062 shares owned of record and beneficially by Mr. Williamson's wife, with respect to which he disclaims beneficial ownership.


                              PLAN OF DISTRIBUTION

     Any Shares sold by the Directors will be sold from time to time in transactions effected by or through brokers at prevailing market prices. As of the date of this Prospectus, none of the Directors has any agreement with any broker or dealer with respect to the sale of the Shares. Brokers and dealers participating in the sale of the Shares may receive customary commissions or discounts for their services.

LEGAL MATTERS

     Certain legal matters relating to the issuance of the Shares have been passed on for the Company by Ice Miller Donadio & Ryan, Indianapolis, Indiana.

                                  SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Indianapolis, State of Indiana, on August 14, 1997.

                                          CONSOLIDATED PRODUCTS, INC.

                                          By: /s/ James W. Bear
                                              --------------------------------
                                              Senior Vice President, Treasurer
                                              and Chief Financial Officer

                                POWER OF ATTORNEY
     Each person whose signature appears below irrevocably constitutes E. W. Kelley, James W. Bear and Mary H. Mueller, and each of them (with full power to act alone), as his or her true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, registration statement has been signed by the following persons in the capacities indicated, on August 14, 1997.

/s/ E. W. Kelley                   Chairman and Director
-----------------------------

/s/ Alan B. Gilman                 Chief Executive Officer, President and
-----------------------------      Director

/s/ James W. Bear                  Senior Vice President and Treasurer
-----------------------------      (Principal Financial Officer and
                                    Principal Accounting Officer)

/s/ Gregory G. Fehr                Vice President and Controller
-----------------------------

/s/ S. Sue Aramian                  Vice Chairwoman and Director
-----------------------------

/s/ Alva T. Bonda                   Director
-----------------------------

/s/ Neal Gilliatt                   Director
-----------------------------

/s/ Charles E. Lanham               Director
-----------------------------

/s/ J. Fred Risk                    Director
-----------------------------

/s/ John W. Ryan                    Director
-----------------------------

/s/ James Williamson, Jr.           Director
-----------------------------

                                   PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     Set forth below are estimates of all expenses incurred or to be incurred by the registrant in connection with the issuance and distribution of the securities to be registered:

               Registration fees . . . . . . . . $  235

               Transfer agent's fees . . . . . . None

               Printing and engraving. . . . . . None

               Legal fees and expenses . . . . . $1,500

               Accounting fees and expenses. . . $1,500

               State blue sky fees and expenses. None

               Miscellaneous . . . . . . . . . . $2,000

                       Total . . . . . . . . . . $5,235

               All of the expenses will be borne by the registrant.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The Indiana Business Corporation Law ("BCL"), the provisions of which govern the registrant, empowers an Indiana corporation to indemnify present and former directors, officers, employees or agents or any person who may have served at the request of the corporation as a director, officer, employee or agent of another corporation ("Eligible Persons") against liability incurred in any proceeding, civil or criminal, in which the Eligible Person is made a party by reason of being or having been in any such capacity, or arising out of his status as such, if the individual acted in good faith and reasonably believed that (a) the individual was acting in the best interests of the corporation, (b) if the challenged action was taken other than in the individual's official capacity as an officer, director, employee or agent, the individual's conduct was at least not opposed to the corporation's best interests, or (c) if in a criminal proceeding, either the individual had reasonable cause to believe his or her conduct was lawful or no reasonable cause to believe his or her conduct was unlawful.

     The BCL further empowers a corporation to pay or reimburse the reasonable expenses incurred by an Eligible Person in connection with the defense of any such claim including counsel fees, and, unless limited by its Articles of Incorporation, the corporation is required to indemnify an Eligible Person against reasonable expenses if he or she is wholly successful in any such proceeding, on the merits or otherwise. Under certain circumstances, a corporation may pay or reimburse an Eligible Person for reasonable expenses prior to final disposition of the matter. Unless a corporation's Articles of Incorporation otherwise provide, an Eligible Person may apply for indemnification to a court which may order indemnification upon a determination that the Eligible Person is entitled to mandatory indemnification for reasonable expenses or that the Eligible Person is fairly and reasonably entitled to indemnification in view of all the relevant circumstances without regard to whether his or her actions satisfied the appropriate standard of conduct.

     Before a corporation may indemnify any Eligible Person against liability or reasonable expenses under the BCL, a quorum consisting of directors who are not parties to the proceeding must (1) determine that indemnification is permissible in the specific circumstances because an Eligible Person met the requisite standard of conduct, (2) authorize the corporation to indemnify the Eligible Person and (3) if appropriate, evaluate the reasonableness of expenses for which indemnification is sought. If it is not possible to obtain a quorum of uninvolved directors, the foregoing action may be taken by a committee of two or more directors who are not parties to the proceeding, special legal counsel selected by the Board of Directors or such a committee, or by the shareholders of the corporation.

     In addition to the foregoing, the BCL states that the indemnification it provides shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any provision of the articles of incorporation, bylaws, resolution or other authorization adopted, after notice by a majority vote of all the voting shares then issued and outstanding. The BCL also empowers an Indiana corporation to purchase and maintain insurance on behalf of any Eligible Person against any liability asserted against or incurred by him or her in any capacity as such, or arising out of his or her status as such, whether or not the corporation would have had the power to indemnify him or her against such liability.

     The Amended Articles of Incorporation and the Bylaws of the registrant contain provisions pursuant to which the officers and directors of the registrant are entitled to indemnification as a matter of right against expenses and liabilities incurred by them by reason of their having acted in such capacities if such person has been wholly successful in the defense of such claims or acted in good faith in what he reasonably believed to be in or not opposed to the best interests of the registrant. Such rights are not exclusive of any other rights of indemnification to which such persons may be entitled by contract or a matter of law.

     The registrant maintains directors' and officers' liability insurance, the effect of which is to indemnify the directors and officers of the corporation and its subsidiaries against certain losses caused by errors, misleading statements, wrongful acts, omissions, neglect or breach of duty by them of any matter claimed against them in their capacities as directors or officers.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a)  EXHIBITS.

          A list of the exhibits filed herewith is included in the Index to Exhibits.

     (b)  FINANCIAL STATEMENT SCHEDULES.

                    No financial statement schedules are required to be filed as a part of this registration statement.

ITEM 17. UNDERTAKINGS.

     (a)  The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement.

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement of any material change to such information set forth in the registration statement;

                     Provided, however, that paragraph (a)(l)(i) and (a)(l)(ii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                           CONSOLIDATED PRODUCTS, INC.
                                    FORM S-3

                                INDEX TO EXHIBITS
Exhibit Number
  Assigned In                                                     Page Number
Regulation S-K                                                   In Sequential
   Item 601                   Description of Exhibit            Numbering System
--------------                ----------------------            ----------------
   (1)                 No Exhibit.

   (2)                 No Exhibit.

   (4)   4.01
                       Specimen certificate
                       representing Common Stock of
                       Consolidated Products, Inc.
                       (Incorporated by reference to
                       Exhibit 4.01 to the
                       Registrant's Quarterly Report
                       on Form 10-Q for the fiscal
                       quarter ended April 9, 1997.)

   (5)   5.01          Opinion of Ice Miller Donadio & Ryan.

   (8)                 No Exhibit.

  (12)                 No Exhibit.

  (15)                 No Exhibit.

  (23)  23.01          Consent of Ice Miller Donadio & Ryan.
                       (Included as a part of Exhibit 5.01.)

        23.02          Consent of Ernst & Young, LLP.

  (24)                 Power of Attorney (See Signature Page.)           7

  (25)                 No Exhibit.

  (26)                 No Exhibit.

  (27)                 No Exhibit.

  (99)                 No Exhibit.










                                      11